Exhibit 99.1

                                                          For Immediate Release:

             COMPETITIVE TECHNOLOGIES SECOND PATENT DEEMED ESSENTIAL
                       FOR MPEG-4 TECHNOLOGY LICENSE POOL

            CTT Provides Double-Digit Growth Outlook for Fiscal 2005

Fairfield, CT - (December 29, 2004) - Competitive Technologies, Inc. (AMEX:
CTT) announced today that a second of its patents has been deemed essential for companies that use the MPEG-4 Visual Standard, and has been incorporated into the MPEG-4 Visual Patent Portfolio License Pool effective January 1, 2005. Applications of the patented technology include image/video on the Internet, wireless video, and networked video games. The technology allows the coding of images and video with high efficiency and relatively low complexity.

The MPEG licensing administrator (MPEG LA) provides a license to those requiring the essential patent rights to MPEG-4 technology. Using MPEG LA is the easiest, most cost-effective way to obtain the rights to use the complex and highly developed technology. The MPEG-4 Patent Portfolio Licenses currently include patents owned by more than twenty companies in addition to CTT. The intent of the patent pool is to provide users worldwide access to all MPEG-4 essential intellectual property through one organization that grants licenses and collects royalties. Over 160 organizations currently license the MPEG-4 technology including Microsoft, Sony, Samsung, Apple, Canon, Cisco, General Instrument, Hitachi, LG Electronics, Matsushita, Mitsubishi, NTT and Sharp.

Dr. D. J. Freed, CTT's Executive Vice President and Chief Technology
Officer said, "The commercialization of this Lehigh-developed technology with the MPEG-4 consortium is another example of how CTT successfully works with academia, and demonstrates the experience and expertise we bring to our clients. CTT is actively marketing and commercializing several technologies including homocysteine assays, sexual dysfunction treatment, video compression and decoding technology, sunless tanning application, silicon carbide wafer testing, public key encryption technology, nanotechnology bone biomaterial, specialty chemical compounds, and the Therapik(R) medical device."

Double-Digit Growth Outlook for Fiscal 2005

"Our recent agreements for homocysteine royalties and license fees will be the initial drivers for our expected double-digit growth in revenue and net income for fiscal 2005 ending July 31, 2005," said John B. Nano, CTT's President and CEO. "We expect recurring revenues from our MPEG-4 technology for many years to come. We are in a licensing market that demands technologies like our MPEG-4 visual technologies, our homocysteine assay and other technologies in our portfolio."

"I believe CTT's stock is trading at a very low p/e considering our trailing four quarters of earnings of $0.55 per share and our valuable portfolio of innovative technologies," said Mr. Nano. "We have assembled an outstanding management team that is delivering on our strategy for growth and increasing shareholder value.

About MPEG LA, LLC

MPEG LA successfully pioneered one-stop technology standards licensing with a portfolio of essential patents for the international digital video compression standards. One-stop technology standards licensing enables widespread technological implementation, interoperability and use of fundamental broad-based technologies covered by many patents owned by many patent holders. MPEG LA provides users with fair, reasonable, nondiscriminatory access to these essential patents on a worldwide basis under a single license. MPEG LA is an independent licensing administrator; it is not a patent holder and is not related to any standards agency. More information about MPEG LA and a complete list of licensees and licensors may be found at their website: http://www.mpegla.com.
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About Lehigh University

For nearly 140 years, Lehigh University (www.lehigh.edu) has combined outstanding academic and learning opportunities with leadership in fostering innovative research and the development of technological applications. As a Class 1 research university, Lehigh is home to some of the most sophisticated laboratory equipment in the world. Lehigh's unwavering commitment to academic excellence across its four colleges and many disciplines is illustrated by its $75 million investment to develop new academic programs and enhance Lehigh's learning environment. Lehigh works with industrial liaison programs, business development programs and philanthropic leaders to facilitate strategic relationships focused on research, innovative programs and curriculum development, career development and recruitment, executive education, community outreach, and other areas of support. The Office of Research and Sponsored Programs is responsible for the administration of University owned Intellectual Property including patents, copyrights, licensing, commercialization, and distribution.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption "Risk Factors," in our most recent Annual Report on Form 10-K filed with the SEC on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to: Johnnie D. Johnson, Strategic IR, Inc.
                     E-mail: jdjohnson@strategic-ir.com
                     Tel. (212) 754-6565; Fax (212) 754-4333
                     E-mail: ctt@competitivetech.net